Exhibit 99.1

      HOME FEDERAL BANCORP ANNOUNCES BALANCE SHEET RESTRUCTURING STRATEGIES

    COLUMBUS, Ind., Aug. 31 /PRNewswire-FirstCall/ -- Home Federal Bancorp (the "Company") (Nasdaq: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced plans associated with a strategic decision to restructure a portion of its balance sheet. The Company's restructuring strategies include plans to sell a portion of its current investment portfolio, the issuance of trust preferred securities and a plan to sell substantially all of its current mortgage servicing portfolio and corresponding mortgage servicing rights. Further details regarding the Company's plans related to each of these restructuring strategies are discussed below. Chairman and CEO John Keach, Jr. stated, "Execution of these strategies is an important step in support of our expansion into the Indianapolis market." Executive Vice President and CFO Mark Gorski added, "The balance sheet restructuring strategies provide us with additional liquidity and clearly focus our future activities on commercial banking."

    Sale of Investment Securities

    The Bank intends to sell approximately $66 million in investment securities with a weighted-average yield of approximately 3.60% during the third quarter of 2006. It is anticipated that the sale of the investment securities will result in a pre-tax loss of approximately $2.4 million. A portion of the proceeds from the sale of investment securities will be used to pay down approximately $25 million in short term variable rate Federal Home Loan Bank advances during the third quarter. The weighted average rate on these advances is approximately 5.50%. The remaining proceeds will likely be reinvested in short term investment instruments with maturities ranging up to 180 days. As the short term investment instruments mature, the proceeds are anticipated to be used to fund commercial loan growth. The Company expects to improve its net interest margin above its margin of 3.28% for the three months ended June 30, 2006 through the redeployment of the proceeds from the sale of investment securities into higher yielding assets.

    Issuance of Trust Preferred Securities

    The Company has signed a letter of intent with a third party to complete the issuance and sale of $15 million of trust preferred securities during the third quarter of 2006. The Company intends to form a business trust named Home Federal Statutory Trust 1 which will issue securities bearing interest at the Company's option of either a floating rate based on three-month LIBOR plus an agreed upon spread over the 30-year life of the securities, which resets quarterly or a fixed rate for the first five years based on the five-year swap rate plus an agreed upon spread with quarterly resets based on the three-month LIBOR plus an agreed upon spread thereafter. The proceeds of that securities offering will be used by the trust to purchase subordinated debentures from the Company bearing the same rate of interest. The securities and subordinated debt are callable at the option of the Company at par on or after five years following the closing date. The proceeds from the issuance of the subordinated debt are expected to be used to pay down the current balance of the Company's existing line of credit in the amount of $14.2 million at June 30, 2006. In addition, due to the tier 1 capital treatment afforded this type of financing by regulation, the issuance of trust preferred securities will likely permit the Company to continue its current capital management strategies while remaining a "well capitalized" institution under applicable regulatory capital guidelines.

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    Sale of Mortgage Servicing Portfolio and Mortgage Servicing Rights

    The Company has retained Sandler O'Neill Mortgage Finance L.P. as its exclusive agent to facilitate the sale of its current mortgage servicing portfolio which totals approximately $537 million and the related nonrecourse mortgage servicing rights which has a current carrying value of approximately $2.7 million. The Company intends to complete the sale during the fourth quarter of 2006. The Company's decision to sell the mortgage servicing portfolio furthers management's strategic goals of expanding commercial banking related activities and employing personnel to support the growth and expansion of commercial banking activities in Indianapolis. Management also believes that current favorable market conditions for valuation of mortgage servicing rights suggest that such a sale at this time will be in the best interests of shareholders.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

SOURCE  Home Federal Bancorp
    -0-                             08/31/2006
    /CONTACT: John K. Keach, Jr., Chairman, Chief Executive Officer, +1-812-373-7816, or Mark T. Gorski, Executive Vice President, Chief Financial Officer, +1-812-373-7379, both of Home Federal Bancorp/
    /Web site:  http://www.homf.com /
    (HOMF)